EXHIBIT 99

FOR IMMEDIATE RELEASE CONTACT: David W. Hatfield, President and Chief Executive Officer TELEPHONE: (269) 945-9561

MAINSTREET FINANCIAL CORPORATION
TO COMMENCE STOCK OFFERING

Hastings, Michigan - - (Business Wire) - - November 20, 2006 - - MainStreet Financial Corporation (the "Company"), the stock holding company for MainStreet Savings Bank, FSB announced the receipt of regulatory authorization to commence an initial public offering of shares of common stock.

Pursuant to a Stock Issuance Plan, the Company is offering for sale up to 432,400 shares (subject to increase to up to 497,260 shares) of common stock at a price of $10.00 per share through a subscription and community offering to eligible MainStreet Savings Bank, FSB depositors, its employee stock ownership plan and to members of the public. The shares being offered for sale will represent 47% of the shares to be outstanding following the completion of the offering. MainStreet Financial Corporation, MHC, the mutual holding company of MainStreet Financial Corporation, will own 53% of the outstanding common stock of MainStreet Financial Corporation after the closing of the offering.

Stock offering materials will be mailed on or about November 22, 2006, to eligible MainStreet Savings Bank, FSB depositors. The stock offering will end at 12:00 Noon, local time, on December 15, 2006. The offering is subject to receipt of final regulatory approval by the Office of Thrift Supervision.

Ryan Beck & Co., Inc. is serving as financial advisor and marketing agent to MainStreet Financial Corporation. The Washington, D.C. law firm of Silver, Freedman & Taff, L.L.P. is special counsel to the Company in connection with the offering.

After November 27, 2006, a copy of the prospectus may be obtained from the Company's Stock Information Center by calling (269) 945-2889 or toll-free at (877) 359-9431.

MainStreet Savings Bank, FSB is a community-oriented savings bank serving primarily Barry and Iona counties through three full service banking offices in Hastings and Lake Odessa. MainStreet Financial Corporation is the mid-tier company for MainStreet Savings Bank, FSB. As of September 30, 2006, MainStreet Financial Corporation had total assets of $114.9 million, deposits of $78.3 million and equity of $6.1 million.

The shares of common stock offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation or any other government agency. This is not an offer to sell or a solicitation of an offer to buy common stock. The offer is made only by the Prospectus of MainStreet Financial Corporation.
This release contains certain forward-looking statements based on current expectations, estimates and projections about the industry and management's beliefs and assumptions. Words such as anticipates, expects, intends, plans, believes, estimates and variations of such words and expressions are intended to identify forward-looking statements. Such statements are not guarantees of future performance and are subject to certain risks, uncertainties and assumptions that are difficult to forecast. Therefore, actual results may differ materially from those expressed or forecast in such forward-looking statements. The Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information or otherwise.